Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2009 Long-Term Incentive Plan of EQT Corporation of our reports dated February 17, 2009, with respect to the consolidated financial statements and schedule of EQT Corporation included in its Annual Report (Form 10-K), and the effectiveness of internal control over financial reporting of EQT Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
April 20, 2009